     As filed with the Securities and Exchange Commission on July 25, 1996

                                                 Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            LARK TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                       73-1461841
      (State or other jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                        Identification No.)

                           --------------------------

                          9545 KATY FREEWAY, SUITE 465
                              HOUSTON, TEXAS 77024
          (Address of Principal Executive Offices Including Zip Code)

                           --------------------------

           LARK SEQUENCING TECHNOLOGIES, INC. 1990 STOCK OPTION PLAN
                            (Full title of the Plan)

                           --------------------------


            Christine Powaser                              Copy to:
 Vice President, Chief Financial Officer             William D. Gutermuth
       9545 Katy Freeway, Suite 465              Bracewell & Patterson, L.L.P.
           Houston, Texas 77024                711 Louisiana Street, Suite 2900
               (713) 464-7488                      Houston, Texas 77002-2781
   (Name, address and telephone number                   (713) 223-2900
           of agent for service)

                           --------------------------

                       CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                    PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
     TITLES OF SECURITIES      AMOUNT TO BE          OFFERING PRICE         AGGREGATE OFFERING        REGISTRATION
        TO BE REGISTERED       REGISTERED**            PER SHARE*                 PRICE*                  FEE
- ------------------------------------------------------------------------------------------------------------------------
         Common Stock,            84,990
       $0.001 par value           shares                 $1.32                 $112,608.58               $100.00
========================================================================================================================

* Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee as follows:
    (i) the filing fee for the 44,662 shares not presently under option was calculated by reference to the average of the bid and ask price as reported on the NASD's "Bulletin Board" as of July 23, 1996 which was $2.13 per share, for a total maximum offering price for such 44,662 shares of $95,130,06.

    (ii) the filing fee for the 40,328 shares presently under option was calculated by reference to the average price per share at which each share under option was exercisable for a total maximum offering price for such 40,328 shares of $17,478.52.

** In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                EXPLANATORY NOTE

This  registration statement contains two forms of prospectuses.   One is a
prospectus to be used in connection with the offering and sale of shares of Common Stock on exercise of options under an option plan. The other prospectus is to be used in connection with the offering and sale of shares of Common Stock by certain selling stockholders who acquired the shares of Common Stock being offered by exercising options under the option plan prior to the filing of a Form S-8 with respect thereto.

PROSPECTUS

                       LARK SEQUENCING TECHNOLOGIES, INC.

                             1990 STOCK OPTION PLAN

                                84,990 SHARES OF

                                  COMMON STOCK

     This Prospectus relates to the periodic offer and sale by Lark Technologies, Inc., a Delaware corporation, of 84,990 shares of the Company's common stock, $0.001 par value pursuant to the Lark Sequencing Technologies, Inc. 1990 Stock Option Plan.

                                _______________

            THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
           SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES
                                  ACT OF 1933

                                _______________

                  The date of this Prospectus is July 25, 1996

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  INFORMATION

Description of the Plan

     Lark Technologies, Inc. (the "Company") succeeded to the Lark Sequencing Technologies, Inc. 1990 Employee Stock Option Plan (the "Plan") through the merger of Lark Sequencing Technologies, Inc., a Delaware corporation ("Sequencing"), with and into the Company in a transaction effective September 14, 1995. The Plan was adopted by the Board of Directors of Sequencing on May 4, 1990, and was approved by the stockholders of Sequencing on May 29, 1990. The Plan provides for the grant to eligible individuals of an option under the Plan (an "Option") to purchase a stated number of shares of the Company's common stock, $0.001 par value (the "Stock"), under the Plan. No Option shall be granted pursuant to the Plan after May 4, 2000.

         The Plan is administered by the Board of Directors of the Company (the "Board of Directors"). The Board of Directors is authorized to specify whether an Option will be an Incentive Option or a Nonqualified Option. For purposes of this Plan, an "Incentive Option" is an Option granted under the Plan which is designated as such and satisfies the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). A "Nonqualified Option" is an Option granted under the Plan which is not an Incentive Option.

         The purpose of the Plan is to provide directors, key employees and other employees of the Company, and independent contractors, consultants, and agents performing services for the Company, with additional incentive and an increased proprietary interest in the success of the Company, thereby encouraging them to continue their employment or affiliation with the Company. The Plan requires that each Option granted under the Plan be embodied in a written agreement (an "Option Agreement"), which is subject to the terms and conditions of the Plan, and contain such other provisions as the Board of Directors deems advisable.

         Additional information about the Plan and its administrators may be obtained by writing to the Company at 9545 Katy Freeway, Suite 465, Houston, Texas 77024. The phone number of the Company at this address is (713) 464-7488.

Eligibility

         The individuals eligible to receive Incentive Options are key employees of the Company selected by the Board of Directors. The individuals eligible to receive Nonqualified Options are those members of the Board of Directors, key employees and other employees of the Company, and independent contractors, consultants, and agents who perform services for the Company, as the Board of Directors shall determine.

Duration and Transferability

         Options shall be exercisable for the term described in the Option Agreement; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted. In the case of an individual who, at the time the Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation (an "Affiliate") of the Company (a "Ten-Percent Shareholder"), no Incentive Option shall be exercisable after the expiration of five years from the date such Incentive Option is granted. Options are not transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during the Optionee's lifetime, only by the Optionee.

Termination of Employment or Affiliation

         Except as otherwise expressly provided in the Plan or in the Option Agreement, Incentive Options terminate immediately upon severance of employment of the Optionee with the Company for any reason, with or without cause, other than death or retirement for age or disability under the then established rules of the Company, and Nonqualified Options terminate immediately upon the severance of employment or affiliation between the Company and the Optionee for any reason, with or without cause, other than death or retirement for age or disability under the then established rules of the Company.

         If before the expiration of an Incentive Option, the Optionee retires in good standing from the employ of the Company because of his age under the then established rules of the Company, the Incentive Option shall terminate on the earlier of date of expiration or one day less than three months after his retirement. If before the expiration of a Nonqualified Option, the Optionee severs his affiliation with the Company for age under the then established rules of the Company, the Nonqualified Option shall terminate on the earlier of such date of expiration or one day more than six months after his severance of affiliation. In the event of retirement for age, or severance of affiliation for age, as the case may be, the Optionee shall have the right, prior to the termination of the Option, to exercise the Option to the extent to which he was entitled to exercise it immediately prior to his retirement or severance of affiliation for age.

         If before the expiration of an Incentive Option, the Optionee retires or is severed from the employ of the Company for disability under the then established rules of the Company, the Option shall terminate on the earlier of its date of expiration or one day less than one year after the date he retired or was severed because of disability. If, before the date of expiration of a Nonqualified Option, the Optionee shall retire or be severed for disability or shall have his affiliation with the Company severed for disability under the then established rules of the Company, the Option shall terminate on the earlier of its date of expiration or one day less than one year after the date of such severance. In the event that the Optionee retires or is severed from the employ of the Company for disability under the then established rules of the Company, or shall have his affiliation with the Company severed for disability under the then established rules of the Company, as the case may be, the Optionee shall have the right prior to the termination of the Option to exercise the Option to the extent to which he was entitled to exercise it immediately prior to his retirement or severance of employment or affiliation for disability.

         In the event of the death of a holder of an Incentive Option while in the employ of the Company or during the period after the employee has retired for age or disability or was severed for disability and before the date of expiration of the Option, such Option will terminate on the earlier of the date of expiration or one year following the date of his death. In the event of the death of a holder of a Nonqualified Option while in the employ of, or affiliated with, the Company or during the period that the Optionee had a right to exercise the Option after retirement for age or disability or termination for disability or his severance of affiliation because of disability or age and before the date of expiration of the Option, the Option will terminate on the earlier of the date of the expiration or one year following the date of such death. After the death of the Optionee holding either an Incentive Option or a Nonqualified Option, his executors, administrators or any persons to whom his Option may be transferred by will or by the laws of descent and distribution shall have the right, at any time prior to such termination, to exercise the Option to the extent to which he was entitled to exercise it immediately prior to the death.

Forfeiture for Competition or Dishonesty

         Notwithstanding any other provision of the Plan, the Board of Directors may provide in the Option Agreement that if at any time during the term of an Option the Board of Directors finds by a majority vote, after full consideration of the facts presented on behalf of the Company and the Optionee, either (i) that such Optionee, without the written consent of the Company, directly or indirectly owns, operates, manages, controls or participates in the ownership, management, operation or control of, or is employed by or is paid as a consultant or as an independent contractor by a business which competes with the Company or any Affiliate in the trade area served by the Company or any Affiliate at any time during the term of the Option but prior to its exercise in full and in which area the Optionee had performed services for the Company or any Affiliate while employed by it; or (ii) the Optionee engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by or affiliation with the Company or any Affiliate which damaged the Company or any Affiliate, or for disclosing trade secrets of the Company or any Affiliate, then the Optionee shall forfeit all unexercised Options and all exercised Options under which the Company has not yet delivered the certificates. The provisions of the Plan regarding competition shall not be deemed to have been violated solely by reason of the Optionee's ownership of stock or securities of any publicly owned corporation, provided that such ownership does not result in effective control of such corporation, and provided further that written notice of such ownership is given to the Board of Directors within sixty (60) days after the later of (i) the date on which the Optionee is notified of the award of an Option, or (ii) the date on which such ownership is acquired.

Modification or Termination of Plan

         The Board of Directors may modify, revise or terminate the Plan at any time; provided, however, that without the further approval of the holders of at least a majority of the outstanding shares of Stock, the Board of Directors may not (a) change the aggregate number of shares which may be issued under Options pursuant to the provisions of the Plan, (b) change the class of individuals eligible to receive Options, (c) increase the aggregate fair market value (determined at the time an Incentive Option is granted) of the Common Stock with respect to which an Incentive Option is exercisable for the first time by an Optionee during any calendar year (under this Plan and any other incentive stock option plan(s) of the Company or any Affiliate) to an amount greater than $100,000. Without the affirmative votes of the holders of a majority of the securities of the Company present or represented and entitled to vote at a meeting duly held in accordance with applicable laws, or the written consent of the holders of a majority of the securities of the Company entitled to vote, the Board of Directors may not materially increase the benefits accruing to participants under the Plan.

Securities to be Offered

         The aggregate number of shares of Stock which may be issued under the Plan on exercise of Options is 84,990 subject to equitable adjustment on the occurrence of certain extraordinary corporate events. In the event that any Option expires or is terminated for any reason, the shares of Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

Option Price

         The price at which Stock may be purchased pursuant to Incentive Options shall be not less than the greater of: (i) one hundred percent of the Fair Market Value of the shares of Stock on the date the Option is granted; or
(ii) the aggregate par value of such shares on the date the Option is granted. In the case of any Ten-Percent Shareholder, the price at which shares may be so purchased under an Incentive Option shall be not less than 110 percent of the Fair Market Value of the Stock on the date the Incentive Option is granted.
The price at which shares may be purchased pursuant to Nonqualified Options shall be the price determined by the Board of Directors in its discretion so long as it is not less than the par value of such shares on the date the Option is granted. Each option may be exercised so long as it is valid and outstanding, in part or as a whole, in such manner and subject to such conditions as the Board of Directors in its discretion may provide in the Option Agreement.

         The "Fair Market Value" of the Stock as of any date shall mean (i) the average of the high and low sale prices of the Stock on such date on the principal securities exchange on which the Stock is listed; or (ii) if the Stock is not listed on a securities exchange, the average of the high and low sale prices of the Stock on such date as reported on the NASDAQ National Market System; or (iii) if the Stock is not listed on the NASDAQ National Market System the average of the high and low bid quotations for the Stock on such date as reported by the National Quotation Bureau Incorporated; or (iv) if none of the foregoing is applicable, as determined by the Board of Directors.

Exercise of the Options

         Options shall be exercised by the delivery of written notice to the Board of Directors setting forth the number of shares with respect to which the Option is to be exercised and the address to which the certificates representing shares of the Stock issuable upon the exercise of such Option shall be mailed. In order to be effective, such written notice shall be accompanied, at the time of its actual receipt by the Board of Directors, by payment of the option price of such shares, which payment shall be made by check in an amount equal to the option price of such shares. Notwithstanding the immediately preceding sentence, if at the time of actual receipt by the Board of Directors of such written notice, (i) the Company has unrestricted earned surplus in an amount not less than the option price of such shares; (ii) all accrued cumulative preferential dividends and other current preferential dividends on all outstanding preferred stock of the Company have been fully paid; (iii) the reacquisition by the Company of its own shares of Stock for the purpose of enabling the Optionee to exercise such Option is otherwise permitted by applicable law and without any vote or consent of any shareholder of the Company; and (iv) there shall have been adopted, and there is in full force and effect, a resolution of the Board of Directors authorizing the reacquisition by the Company of its own shares of Stock for such purpose, then such Optionee may deliver to the Board of Directors, in payment of the option price of the shares with respect to which such Option is exercised, (a) certificates registered in the name of such Optionee representing a number of shares of Stock legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind, and having a Fair Market Value on the date of actual receipt by the Board of Directors of such written notice that is not greater than the option price of the shares with respect to which such Option is to be exercised, such certificates to be accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates, with the signature of such record holder guaranteed by an institution acceptable to the Board of Directors; and (b) if the option price of the shares with respect to which such Option is to be exercised exceeds such Fair Market Value, a check payable to the order of the Company in an amount equal to the amount of such excess.

         Notwithstanding the foregoing provisions, the Board of Directors, in its sole discretion, may refuse to accept shares of Stock in payment of the option price of the shares with respect to the Option to be exercised and, in that event, any certificates representing shares of Stock which were delivered to the Board of Directors with such written notice shall be returned to such Optionee together with notice to such Optionee of the refusal of the Board of Directors to accept such shares of Stock. If, within fourteen business days after the receipt by such Optionee of such written notice, such Optionee shall not have delivered to the Board of Directors a check in an amount equal to the option price of the shares with respect to which such Option is to be exercised, such written notice from the Optionee to the Board of Directors shall be ineffective to exercise such Option.

Recapitalization or Reorganization

         The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Stock outstanding, without receiving compensation therefor in money, services or property, then (a) the number, class and per share price of shares of Stock subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle an Optionee to receive upon exercise of an Option, for the same aggregate cash consideration, the same total number and class of shares as he would have received had he exercised his Option in full immediately prior to the event requiring the adjustment; and (b) the number and class of shares then reserved for issuance under the Plan shall be adjusted, by substituting for the total number and class of shares of Stock then reserved, that number and class of shares of Stock that would have been received by the owner of an equal number of outstanding shares of each class of Stock as the result of the event requiring the adjustment.

         If the Company is merged or consolidated with another corporation or if the Company is liquidated or sells or otherwise disposes of substantially all its assets while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive, in lieu of shares of Stock, the number and class or classes of shares of such stock or other securities or property to which such holder would have been entitled if, immediately prior to such merger, consolidation, liquidation, sale or other disposition, such holder had been the holder of record of a number of shares of Stock equal to the number of shares as to which such Option shall be so exercised; (ii) the Board of Directors may waive any limitations or exercise so that all Options, from and after a date prior to the effective date of such merger, consolidation, liquidation, sale or other disposition, as specified by the Board of Directors, shall be exercisable in full; and (iii) all outstanding Options may be canceled by the Board of Directors as of the effective date of any such merger, consolidation, liquidation, sale or other disposition, provided that (A) notice of such cancellation shall be given to each holder of an Option and (B) each holder of an Option shall have the right to exercise such Option in full during a period set by the Board of Directors preceding the effective date of such merger, consolidation, liquidation, sale or other disposition and, provided further, that in the event all outstanding Options may not be exercised in full under applicable securities laws without registration of the shares of Stock issuable on exercise of such Options, the Board of Directors may limit the exercise of such Options to such number of shares of Stock, if any, as may be issued without such registration, the method of choosing which Options may be exercised and the number of shares of Stock for which such Options may be exercised to be solely within the discretion of the Board of Directors.

         Except as expressly provided in the Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Stock then subject to outstanding Options.

Resale Restrictions

         This Prospectus is not available for use in connection with reoffers or resales of securities acquired hereunder by persons deemed to be "affiliates" of the Company, and such reoffers or resales may be made only pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to Rule 144 of the Securities Act or another exemption from registration.

         Moreover, should officers and directors who participate in the Plan become subject to certain restrictions and reporting obligations imposed by
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a short-swing sale is effected within the meaning of Section 16(b) of the Exchange Act, liability could result for short-swing profits deemed to have been realized as a result of the matching of certain purchases and sales. If such persons become subject to Section 16 and the reporting obligations in
Section 16(a) are violated, fines or other sanctions could be imposed.

         The Company is not presently subject to Section 16 of the Exchange Act, but may become subject to Section 16 of the Exchange Act in the future. Accordingly, officers and directors are strongly advised to consult legal counsel before effecting any Option transaction or any transaction in the Stock.

                        FEDERAL INCOME TAX CONSEQUENCES

Incentive Options

         Certain Options granted under the Plan are intended to constitute Incentive Options. With respect to Incentive Options, the aggregate fair market value (determined at the time the Option is granted) of the Stock with respect to which Incentive Options are exercisable for the first time by the recipient during any calendar year cannot exceed $100,000.

         Incentive Options are subject to special federal income tax treatment. No federal income tax is imposed on the recipient upon the grant or exercise of an Incentive Option. If the recipient does not dispose of shares acquired pursuant to the exercise of an Incentive Option within the one-year period beginning on the date after the shares are transferred to the recipient or within the two-year period beginning on the day after the date of grant, the difference between the Option price and the amount realized upon a subsequent disposition of the shares would be eligible for long-term capital gain or loss treatment. In such event, the Company is not entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Option or the disposition of the shares so acquired. With respect to an Incentive Option, the difference between the exercise price and the fair market value of the Stock on the date of exercise may result in an adjustment for alternative minimum tax purposes. If a recipient exercises a right of relinquishment, compensation is recognized as described below for Nonqualified Options.

         If a recipient disposes of shares acquired pursuant to exercise of an Incentive Option prior to the end of the two-year or one-year holding periods noted above, the recipient will be treated as having received, at the time of disposition, compensation taxable as ordinary income; in such event the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the recipient. Income recognized under such disposition may result in an adjustment for alternative minimum tax purposes. The amount treated as compensation is the lower of (i) the excess of the fair market value of the shares at the time of exercise over the exercise price, or (ii) the gain on disposition.

Nonqualified Options

         Nonqualified Options granted under the Plan do not qualify for special federal income tax treatment. As a general rule, no federal income tax is imposed on the recipient upon the grant of a Nonqualified Option under the Plan. Generally, upon the exercise of a Nonqualified Option, the recipient will be treated as receiving compensation taxable as ordinary income in the year of exercise equal to the excess of the fair market value of the shares at the time of exercise over the Option price. When a recipient exercises a right of relinquishment, the recipient will be treated as receiving compensation taxable as ordinary income in the year of exercise equal to the amount of cash received plus the fair market value of the shares distributed to the recipient. There is no alternative minimum tax adjustment upon such exercise. Upon the exercise of a Nonqualified Option, the Company may claim a reduction for compensation paid at the same time and in the same amount as compensation income is recognized by the recipient.

Section 16(b) Liability

         Although the Company presently is not subject to Section 16 of the Exchange Act, if shares of Stock are received upon the exercise of a Nonqualified Option or sale by a recipient who is subject to liability under
Section 16(b) of the Exchange Act, recognition of the compensation attributable to such exercise is postponed so long as a sale at a profit of the shares so acquired could subject the recipient to suit under Section 16(b) of the Exchange Act, but for no more than six months under Treasury regulations. One effect of this postponement is to measure the amount of compensation taxable to the recipient as ordinary income by reference to the fair market value of such shares at the time such liability to suit under Section 16(b) of the Exchange Act no longer exists (rather than at the earlier date of exercise of the Option or stock appreciation right). Similarly, the fair market value of such shares at the time would become the recipient's basis in the shares for purposes of computing gain or loss upon a subsequent disposition, and the recipient's holding period for the shares would date from that time. Pursuant to Section 83(b) of the Code, however, a recipient may elect with respect to such shares to recognize the compensation attributable to such exercise of the shares, in which case the recipient's tax treatment would be as previously described in this Prospectus. Such election must be made not later than 30 days after the date such shares are transferred to the recipient.

Withholding - Stock Options

         Withholding will be required on the amount of income to employee recipients at the time of exercise of a Nonqualified Option and may be satisfied out of other funds paid or provided by the recipient as a condition of the completed issuance and delivery of shares in the recipient's name.

Parachute Payment Sanctions

         Certain provisions in the Plan or included in an Option Agreement may afford a recipient with special protections or payments which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets. To the extent triggered by the occurrence of any such event, these special protections or payments may constitute "parachute payments" and, when aggregated with other parachute payments received by the recipient, if any, could result in the recipient receiving "excess parachute payments" (a portion of which would be allocated to those protections or payments derived from the Option). The Company would not be allowed a deduction for any such excess parachute payment and the recipient of the payment would be subject to a 20% non-deductible excise tax upon such payment in addition to income tax otherwise owed with respect to such payment.

In General

         The Plan is not qualified under Section 401(a) of the Code, and is not subject to the Employee Retirement Income Security Act of 1974.

         The foregoing summary is based upon the applicable provisions of the Code as presently in effect and the income tax regulations thereunder. It is suggested that, prior to exercising an Option or right of relinquishment granted under the Plan and prior to disposing of shares acquired pursuant to the exercise of an Option or right of relinquishment granted under the Plan, the recipient consult the recipient's tax advisor with respect to the federal and any state income tax consequences of such action.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The Company will provide a copy of each document incorporated by reference in Item 3 of Part II of the Registration Statement, without charge, upon written or oral request. These documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide without charge their most recent annual report on Form 10-KSB, upon written or oral request. Moreover, such copies and additional information regarding the Plan and its administrators may be obtained from the principal executive offices of the Company located at 9545 Katy Freeway, Suite 465, Houston, Texas 77024; telephone number (713) 464-7488; attention: Investor Relations.

PROSPECTUS

                                 27,773 SHARES

                             LARK TECHNOLOGIES, INC

                                  COMMON STOCK

         All 27,773 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock"), of Lark Technologies, Inc. (the "Company") offered hereby are being offered by the selling stockholders described herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of Shares offered hereby. See "Selling Stockholders."

         The Common Stock is not listed on any exchange and is not eligible for quotation on the NASDAQ Small-Cap Market, but is quoted on the NASD's "Bulletin Board." On July 23, 1996, the bid price of the Common Stock on the NASD's Bulletin Board was $1.875 and the ask price was $2.375.

         The Shares may be offered by the Selling Stockholders in various types of sales transactions, which may or may not involve brokers, dealers, or cash transactions, including sales at the market, at prices not presently determinable. The Company will pay the expenses incurred in connection with registering the Shares.

INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE THE "RISK FACTORS" SECTION AT PAGE 14.

                            ________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ________________________

                  The date of this Prospectus is July 25, 1996

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
BACKGROUND INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   14

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

AVAILABLE INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . .   17

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE  . . . . . . . . . . . .   18

DESCRIPTION OF THE SECURITIES  . . . . . . . . . . . . . . . . . . . . .   19

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .   19

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . .   20

INDEMNIFICATION OF DIRECTORS AND OFFICERS  . . . . . . . . . . . . . . .   21

LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

EXHIBIT INDEX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29


         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the selling stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the company since such date.

                             BACKGROUND INFORMATION

         Lark Sequencing Technologies, Inc. ("Sequencing") was incorporated as a Delaware corporation in May 1990. Sequencing's corporate predecessor was organized in 1989 for the purposes of: (i) marketing standard gene sequencing technologies used by scientists at Baylor College of Medicine in Houston, Texas and (ii) marketing software developed at Baylor College of Medicine and used for sequencing.

         Lark Technologies, Inc. ("Lark" or the "Company") was incorporated under the laws of the State of Delaware on November 16, 1994, for the purpose of merging with Sequencing (the "Merger"). Prior to the Merger, Lark had no business operations or significant capital and had no intention of engaging in any active business until it merged with Sequencing. Prior to the Merger, the sole shareholder of Lark was SuperCorp Inc. ("SuperCorp"), an Oklahoma corporation. Upon approval of the Merger, SuperCorp spun off Lark by distributing its stock in Lark to its shareholders. As a result of the Merger, the shareholders of Sequencing own 90% of the Common Stock of Lark, and the shareholders of SuperCorp own 10% of the Common Stock of Lark.

         Lark succeeded to the Lark Sequencing Technologies, Inc. 1990 Employee Stock Option Plan (the "Plan") through the Merger. The Plan was adopted by the Board of Directors of Sequencing on May 4, 1990, and was approved by the stockholders of Sequencing on May 29, 1990. The Plan provides for the grant to eligible individuals of an option under the Plan (an "Option") to purchase a stated number of shares of the Company's Common Stock under the Plan.

         The Selling Stockholders were granted options pursuant to the Plan prior to the filing of this Registration Statement. The Prospectus relates to the resale of such Shares of Common Stock acquired by the Selling Stockholders on exercise of such options.


                                  RISK FACTORS

         An investment in the securities being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Registration Statement, before purchasing the securities offered hereby.

         Ownership of the Shares involves a high degree of risk and speculation, and the following factors should be carefully considered.

         1. Accumulated Deficit. Lark operated at a loss its first three years of operation, began to operate profitably in late 1993, made a profit of $94,592 in 1994, but operated at a loss of $499,535 in 1995, and made a profit of $220,288 in the first quarter of 1996. At the end of 1995, its accumulated deficit was $1,570,202 and its stockholders' deficit was $164,458. At March 31, 1996, Lark's accumulated deficit was $1,349,914 and stockholders' equity was $55,830. There can be, and is, no assurance that profitable operations can be sustained.

         2. Limited Trading Volume in the Public Market for the Common Stock. The trading volume in the Company's Common Stock is limited, and there is no assurance that a more active public market for such securities will develop or that it will be sustained.

         3. Market Restrictions on Broker-Dealers. The Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of persons purchasing shares of the Company to sell their shares in the secondary market. Further, the Company's Common Stock is quoted on an NASD inter-dealer system called "the Bulletin Board." The Company does not have $4 million in assets or $2 million in stockholders' equity, both of which are required for it to qualify for quotation on NASDAQ, and the shares are not expected soon to command a market price of $5 per share, the price required for a non-NASDAQ-quoted security to escape the trading severities imposed by the Securities and Exchange Commission on so-called "penny stocks." These trading severities tend to reduce broker-dealer and investor interest in penny stocks and could operate (i) to inhibit the ability of the Company's stock to reach a $3 per share trading price that would make it eligible for quotation on NASDAQ and (ii) to inhibit the ability of the Company to use its stock for business acquisition purposes.

         4. Dependence Upon a Major Customer. The Company's recent business activities have been substantially devoted to work performed for a single customer, an international pharmaceutical company. The loss of this customer would have a material, negative impact upon its business and prospects of profits. This single customer accounted for approximately 29% of its 1995 total revenues. Moreover, this same customer accounted for 52% and 64% of total revenues during the first three months of 1995 and 1996, respectively.

         5. Variability of Operating Results. The Company's revenues are derived through provision of DNA sequencing and related molecular biology services to researchers in the pharmaceutical, biotechnology and related industries. Quarterly fluctuations in revenues arising primarily from variations in contract status with one large customer. In addition, the majority of other customer projects are individual orders for specific projects ranging in value from $6,000 to $140,000. Engagement for successive work is highly dependent upon the customer's satisfaction with the services provided to date. The Company is unable to predict for more than a few months in advance the number and size of future projects in any given period. Thus, timing could have a significant impact on financial results in any given period. The combined impact of the large contract from a single customer and the unpredictable project fluctuations from other customers can result in very large fluctuations in financial performance from quarter to quarter.

         6. Uncertainty of Product Development. The Company is engaged in the research and development of senescence gene technology. Before obtaining regulatory approval for the commercial sale of any of its potential products based on the senescence technology, the Company must demonstrate, through pre-clinical studies and clinical trials or corresponding animal health or agricultural studies, that a potential product is safe and efficacious for use in each application. None of the Company's potential products have been approved for testing nor has the Company commenced testing of any products for safety or efficacy in human. There can be no assurance that results generated by pre-clinical animal testing will be indicative of results of clinical testing in humans when, and if, those tests are conducted. There can be no assurance that the Company will be permitted to undertake human clinical testing of any of the Company's potential products, or, if permitted, that such potential products will be demonstrated to be safe and efficacious or will receive necessary regulatory approvals.

         7. Competition. Lark is engaged in a highly competitive field. Other companies, such as the genomics companies, are actively seeking the same service projects as Lark. The Company cannot assure that these competitors will not engage these service projects. Additionally, for the Company's senescence gene discovery project, other companies are actively seeking to develop products designed to suppress tumor growth or impact cell immortality. There can be no assurance that the Company's competitors will not succeed in developing products that would render the senescence technology obsolete and noncompetitive.

         8. Hazardous Materials. The Company's operations involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

         9. Management Control. The Company's officers and directors and their affiliates own approximately 25 percent of the Common Stock of the Company and thereby may be able to determine the outcome of any vote affecting the control of the Company.

         10. Dependence on Key Personnel. The loss of the services of any of the Company's management and other key employees, for any reason, may have a materially adverse effect on the prospects of the Company.

         11. Dividends Not Likely. Dividends have not been paid on the Company's stock. For the foreseeable future, it is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company, and cash dividends will not be paid to holders of the Common Stock.

         12. Possible Future Dilution. The Company has shares of Common Stock registered which are available for issuance in potential offerings by the Company or in possible business combinations or asset acquisitions, the issuance of which would dilute the percentage ownership and could dilute the net tangible book value per share of shareholders of the Company.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and are available for inspection and copying at the following Regional Offices of the Commission:
Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part, including the exhibits to the Registration Statement. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the applicable documents filed with the Commission. The Company is not required to deliver an annual report to stockholders and will not send voluntary reports to the stockholders. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the public reference facilities of the Commission referred to above, and copies of which may be obtained therefrom upon payment of the Commission's customary charges.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

         (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, as amended; and

         (b)     Quarterly Report on Form 10-QSB for the quarter ended March
                 31, 1996.

         All documents filed by the Company with the Commission pursuant to
Section 15(d) of the Exchange Act after the date of this Prospectus and before the termination of this offering shall be deemed to be incorporated herein by reference.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference (including such information that is also reproduced herein for convenience of reference) shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon request by such person, a copy of any and all documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in any such document). Requests for copies of such documents should be addressed to the Company at its principal executive offices as follows:
Investor Relations, 9545 Katy Freeway, Suite 465, Houston, Texas 77024 (Telephone (713) 464-7488).

                         DESCRIPTION OF THE SECURITIES

         At July 25, 1996, the authorized capital stock of Lark Technologies, Inc. consisted of 10,000,000 shares of Common Stock of which 3,315,339 were issued and outstanding. Of the Common Stock, 127,388 shares are reserved for issuance on the exercise of certain warrants and the Options.

         Under the 1990 Stock Option Plan (the "Plan") the Board of Directors of Sequencing authorized the issuance of 269,000 options to purchase Common Stock. As a consequence of the merger with the Company the number of shares of Common Stock subject to the Plan was adjusted to 84,990 which are included in the 10,000,000 authorized shares of Common Stock. Each share of Common Stock entitles the holder to an equal and ratable right to receive dividends paid from the Company's assets legally available therefor when, as and if declared by the Board of Directors. In the event of dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally or ratably in the assets available for distribution after payments are made to the Company's creditors. The holders of Common Stock have no preemptive rights or other rights to subscribe for securities of the Company. Each share of Common Stock entitles the holder thereof to one vote in elections for directors and all other matters submitted to a vote of shareholders. The holders of Common Stock have no right to cumulate their votes in the election of directors.


                              SELLING STOCKHOLDERS

         The Shares are to be offered solely for the account of the Selling Stockholders listed below. In addition, Selling Stockholders may include certain unnamed non-affiliates, each of whom may sell, pursuant to this prospectus, up to the lesser of 1,000 shares of Common Stock or 1% of the shares of Common Stock issuable under the Plan. The following table sets forth
(i) the name of each Selling Stockholder, (ii) the position of each Selling Stockholder with the Company, (iii) the number of shares of Common Stock owned by each Selling Stockholder before and after the offering (assuming that all of the shares offered hereby are sold) and (iv) the number of Shares being offered by each Selling Stockholder named therein.

                                                                                             After the Offering
                                                       Number of        Number of         -----------------------
                                                         Shares          Shares            Number       Percentage
                                                      Beneficially        Being             of             of
     Name                     Position                   Owned           Offered           Shares         Class
     ----                     --------                -----------        -------           ------      -----------
     George M. Britton        Director                   85,596            1,691           83,905          2.5%

     David A. Lawson          Director                  241,078            1,691          239,387          7.2%

     Christine B. Powaser     Vice President,            11,209            3,382            7,827             *
                              Chief Financial Officer,
                              Secretary and Treasurer

     Bethany J. Pimental      Vice President of           6,556            3,800            2,756             *
                              Sales and Business
                              Development


     Maurice J. Walker        Former President,          73,017           16,909           56,108          1.7%
                              Chief Executive Officer
                              and Director

     ------------
     * Less than 1%


                              PLAN OF DISTRIBUTION

         The Company has been advised that the Common Stock being offered hereby may be sold by or on behalf of the Selling Stockholders through one or more broker-dealers, through underwriters, or directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act, at a fixed price or prices which may be changed from time to time, at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent for the Selling Stockholders, or may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through one or more transactions or distributions on the over-the-counter market or other exchanges on which the Common Stock can be traded, in "special offerings," "fixed price offerings," "exchange distributions" or "secondary distributions" pursuant to and in accordance with applicable rules, in private transactions or in some combination of the foregoing.

         Any such broker-dealer or underwriter may receive compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Common Stock for whom they may act as agents. If any such broker-dealer purchases the shares of Common Stock as principal, it may effect resales of such shares of Common Stock from time to time to or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of shares of Common Stock for whom they may act as agents. The Company and the Selling Stockholders may agree to indemnify any such broker-dealer or underwriter against certain civil liabilities, including liabilities under the Securities Act.

         Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with, or perform services for the Company or the Selling Stockholders in the ordinary course of business.


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         With respect to administration of the Plan, the Company is required to indemnify each present and future member of the Board of Directors against, and each member of the Board of Directors shall be entitled without further act on the member's part to indemnity from the Company for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Board of Directors, whether or not he continues to be such member of the Board of Directors at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Board of Directors (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Board of Directors; or (ii) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Board of Directors unless, within sixty (60) days after institution of any such action, suit or proceeding, the Director shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors and shall be in addition to all other rights to which such member of the Board of Directors may be entitled as a matter of law, contract, or otherwise.

         The Company's Certificate of Incorporation and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise.

         In the case of a derivative suit, an officer, employee or agent of the Company shall be indemnified by the Company for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the Company unless that person is fairly and reasonably entitled to indemnity for proper expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

         The Company has purchased liability insurance policies covering its directors and officers to provide protection where the Company cannot legally indemnify a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

         The financial statements of Lark Technologies, Inc. appearing in Lark Technologies, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following materials previously filed by Lark Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act are incorporated herein by reference:

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, as amended; and

         2.      Quarterly Report on Form 10-QSB for the quarter ended March
                 31, 1996.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement on Form S-8 (the "Registration Statement"), which indicates that all the securities registered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF THE SECURITIES.

         At July 25, 1996, the authorized capital stock of Lark Technologies, Inc. consisted of 10,000,000 shares of Common Stock of which 3,315,339 were issued and outstanding. Of the Common Stock, 127,388 shares are reserved for issuance on the exercise of certain warrants and the Options.

         Under the 1990 Stock Option Plan (the "Plan") the Board of Directors of Sequencing authorized the issuance of 269,000 options to purchase Common Stock. As a consequence of the merger with the Company the number of shares of Common Stock subject to the Plan was adjusted to 84,990 which are included in the 10,000,000 authorized shares of Common Stock. Each share of Common Stock entitles the holder to an equal and ratable right to receive dividends paid from the Company's assets legally available therefor when, as and if declared by the Board of Directors. In the event of dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally or ratably in the assets available for distribution after payments are made to the Company's creditors. The holders of Common Stock have no preemptive rights or other rights to subscribe for securities of the Company. Each share of Common Stock entitles the holder thereof to one vote in elections for directors and all other matters submitted to a vote of shareholders. The holders of Common Stock have no right to cumulate their votes in the election of directors.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         With respect to administration of the Plan, the Company is required to indemnify each present and future member of the Board of Directors against, and each member of the Board of Directors shall be entitled without further act on the member's part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Board of Directors, whether or not he continues to be such member of the Board of Directors at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Board of Directors (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Board of Directors; or (ii) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Board of Directors unless, within sixty (60) days after institution of any such action, suit or proceeding, the Director shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors and shall be in addition to all other rights to which such member of the Board of Directors may be entitled as a matter of law, contract, or otherwise.

         The Company's Certificate of Incorporation and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the

Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise.

         In the case of a derivative suit, an officer, employee or agent of the Company shall be indemnified by the Company for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the Company unless that person is fairly and reasonably entitled to indemnity for proper expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

         The Company has purchased liability insurance policies covering its directors and officers to provide protection where the Company cannot legally indemnify a director or officer based on an alleged breach of fiduciary duty or other wrongful act.


ITEM 8.  EXHIBITS.

 4.1     The Company's 1990 Stock Option Plan (page 30).

 4.2     The form of the Company's Stock Option Agreement (page 42).

 4.3 The Certificate of Incorporation and Bylaws further defining the rights of the security holders are incorporated by reference to Exhibits 3.1 and 3.2 of Form SB-2, Registration Number 333-04688, filed June 6, 1996.

 5.1 The Opinion of Counsel regarding the legality of the securities being registered (page 43).

23.1 The Consent of Bracewell & Patterson, L.L.P. is included in the opinion as filed at Exhibit 5.1 of this Registration Statement.

23.2     The Consent of Ernst & Young, independent public accountants (page 45).

ITEM 9.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                          (i) Include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act of 1933, as amended, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                 (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of July, 1996.

                            LARK TECHNOLOGIES, INC.
                                  (Registrant)



                                  By       /s/  Vincent P. Kazmer
                                      -----------------------------------------
                                                Vincent P. Kazmer
                                       President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated and on the 25th day of July, 1996.

         Signature                                 Title
         ---------                                 -----
  /s/ Vincent P. Kazmer           President , Chief Executive Officer
- -----------------------------     and Director
      Vincent P. Kazmer

   /s/ Christine Powaser          Vice President and Chief Financial Officer,
- -----------------------------     Secretary and Treasurer
       Christine Powaser

   /s/ Stephen J. Banks           Director
- -----------------------------
       Stephen J. Banks

   /s/ George M. Britton          Director
- -----------------------------
       George M. Britton

    /s/ David A. Lawson           Director
- -----------------------------
        David A. Lawson

     /s/ Frank Vazquez            Director
- -----------------------------
         Frank Vazquez


(Constituting a majority of the Board of Directors)

                           EXHIBIT INDEX


 4.1     The Company's 1990 Stock Option Plan (page 30).

 4.2     The form of the Company's Stock Option Agreement (page 42).

 4.3 The Certificate of Incorporation and Bylaws further defining the rights of the security holders are incorporated by reference to Exhibits 3.1 and 3.2 of Form SB-2, Registration Number 333-04688, filed
         June 6, 1996.

 5.1 The Opinion of Counsel regarding the legality of the securities being registered (page 43).

23.1 The Consent of Bracewell & Patterson, L.L.P. is included in the opinion as filed at Exhibit 5.1 of this Registration Statement.

23.2     The Consent of Ernst & Young, independent public accountants (page 45).